As filed with the Securities and Exchange Commission on September 7, 2001       Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LA JOLLA PHARMACEUTICAL COMPANY
(Exact name of Registrant as Specified in Its Charter)

Delaware	33-0361285

(State or Other Jurisdiction of	(I.R.S. Employer

Incorporation or Organization)	Identification No.)

6455 Nancy Ridge Drive
San Diego, California 92121
(858) 452-6600
(Address, including Zip Code, and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)

LA JOLLA PHARMACEUTICAL COMPANY 1994 STOCK INCENTIVE PLAN
LA JOLLA PHARMACEUTICAL COMPANY 1995 EMPLOYEE STOCK
PURCHASE PLAN
(Full Title of Plan)

Steven B. Engle
LA JOLLA PHARMACEUTICAL COMPANY
6455 Nancy Ridge Drive
San Diego, California 92121
(858) 452-6600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leonard J. McGill
GIBSON, DUNN & CRUTCHER LLP
4 Park Plaza, Suite 1700
Irvine, California 92614-8557
(949) 451-3800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

			Proposed	Proposed
			Maximum	Maximum
	Amount		Offering	Aggregate	Amount of
Title of Securities	to be		Price Per	Offering	Registration
to be Registered	Registered(1)		Share(2)	Price(2)	Fee

Common Stock, par value $0.01 per share	2,000,000	(3)(4)	$6.645	$13,290,000	$3,322.50

(1)	Each share of Common Stock includes a right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock pursuant to the Rights Agreement between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, as amended. Pursuant to Rule 416(a), this Registration Statement also covers shares of Common Stock issued pursuant to antidilution provisions set forth in the La Jolla Pharmaceutical Company 1994 Stock Incentive Plan and 1995 Employee Stock Purchase Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) and based on the average of the high and the low price of the Common Stock of the Registrant as reported on August 31, 2001 on the Nasdaq National Market System.

(3)	Represents a 1,700,000 share increase in the number of shares authorized for issuance under the La Jolla Pharmaceutical Company 1994 Stock Incentive Plan. 5,200,000 shares of our common stock are issuable under the 1994 Stock Incentive Plan. In addition to the shares of common stock registered hereby, 750,000 shares of our common stock issuable under the 1994 Stock Incentive Plan were previously registered under the Registration Statement on Form S-8 (Registration No. 33-82664) as filed with the Securities and Exchange Commission on August 11, 1994; 500,000 shares of our common stock issuable under the 1994 Stock Incentive Plan were previously registered under the Registration Statement on Form S-8 (Registration No. 333-14285) as filed with the Securities and Exchange Commission on October 17, 1996; 500,000 shares of our common stock issuable under the 1994 Stock Incentive Plan were previously registered under the Registration Statement on Form S-8 (Registration No. 333-29575) as filed with the Securities and Exchange Commission on June 19, 1997; 750,000 shares of our common stock issuable under the 1994 Stock Incentive Plan were previously registered under the Registration Statement on Form S-8 (Registration No. 333-91593) as filed with the Securities and Exchange Commission on November 24, 1999; and 1,000,000 shares of our common stock issuable under the 1994 Stock Incentive Plan were previously registered under the Registration Statement on Form S-8 (Registration No. 333-45080) as filed with the Securities and Exchange Commission on September 1, 2000.

(4)	Represents a 300,000 share increase in the number of shares authorized for issuance under the La Jolla Pharmaceutical Company 1995 Employee Stock Purchase Plan. 800,000 shares of our common stock are issuable under the 1995 Employee Stock Purchase Plan. In addition to the shares of common stock registered hereby, 300,000 shares of our common stock issuable under the 1995 Employee Stock Purchase Plan were previously registered under the Registration Statement on Form S-8 (Registration No. 33-94830) as filed with the Securities and Exchange Commission on July 21, 1995; and 200,000 shares of our common stock issuable under the 1995 Employee Stock Purchase Plan were previously registered under the Registration Statement on Form S-8 (Registration No. 333-45080) as filed with the Securities and Exchange Commission on September 1, 2000.

INTRODUCTION

     We are filing this Registration Statement on Form S-8 to register an additional 1,700,000 shares of our common stock that we may issue under our 1994 Stock Incentive Plan and an additional 300,000 shares of our common stock that we may issue under our 1995 Employee Stock Purchase Plan. We have included in this Registration Statement only those items required by General Instruction E to Form S-8.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     In accordance with General Instruction E to Form S-8, the contents of our Registration Statement on Form S-8 (Registration No. 33-82664) previously filed by us with the Securities and Exchange Commission on August 11, 1994 relating to the 1994 Stock Incentive Plan, and the contents of our Registration Statement on Form S-8 (Registration No. 33-94830) previously filed by us with the Securities and Exchange Commission on July 21, 1995 relating to the 1995 Employee Stock Purchase Plan, are incorporated herein by reference and made a part hereof.

Item 6. Indemnification of Officers and Directors

     Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     As permitted by Section 102(b)(7) of the DGCL our certificate of incorporation provides that a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating the law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

     Our bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law.

     We have entered into indemnity agreements with each of our directors and executive officers. These indemnity agreements require that we pay on behalf of each director and officer party thereto any amount that he or she is or becomes legally obligated to pay because of any claim or claims made against him or her because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he or she commits or suffers while acting in his or her capacity as our director and/or officer and solely because of his or her being a director and/or officer. Under the General Corporation Law, absent such an indemnity agreement, indemnification of a director or officer is discretionary rather than mandatory (except in the case of a proceeding in which a director or officer is successful on the merits). Consistent with our Bylaw provision on the subject, the indemnity agreements require us to make prompt payment of defense and investigation costs and expenses at the request of the director or officer in advance of indemnification, provided that the recipient undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification for such expenses and provided further that such advance shall not be made if it is determined that the director or officer acted in bad faith or deliberately breached his or her duty to us or our stockholders and, as a result, it is more likely than not that it will ultimately be determined that he or she is not entitled to indemnification under the terms of the indemnity agreement. The indemnity agreements make the advance of litigation expenses mandatory absent a special determination to the contrary, whereas under the General Corporation Law absent such an indemnity agreement, such advance would be discretionary. Under the indemnity agreement, the director or officer is permitted to petition the court to seek recovery of amounts due under the indemnity agreement and to recover the expenses of seeking such recovery if he or she is successful. Without the indemnity agreement, we would not be required to pay or reimburse the director or officer for his or her expenses in seeking indemnification recovery against us. By the terms of the indemnity agreement, its benefits are not available if the director or officer has other indemnification or insurance coverage for the subject claim or, with respect to the matters giving rise to the claim, (i) received a personal benefit, (ii) violated Section 16(b) of the Securities Exchange Act of 1934 or analogous provisions of law, or (iii) committed certain acts of dishonesty. Absent the indemnity agreement, indemnification that might be made available to directors and officers could be changed by amendments to our Certificate of Incorporation or Bylaws.

     We have a policy of directors and officers liability insurance that insures us and our directors and officers against damages, settlements, and defense costs under certain circumstances.

Item 8. Exhibits.

     Pursuant to General Instruction E, only those opinions and consents required by Item 8 are provided. They are as follows:

Exhibit No.	Description

5	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Ernst & Young LLP, independent auditors.

23.3	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5 hereto)

24	Power of Attorney (contained on signature page hereto)

Item 9. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by a final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on September 5, 2001.

LA JOLLA PHARMACEUTICAL COMPANY

By:	/s/ Steven B. Engle

Name: Title:	Steven B. Engle Chairman and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Steven B. Engle and Gail A. Sloan his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the date indicated.

     September 5, 2001

NAME AND SIGNATURE	TITLE

/s/ Steven B. Engle Steven B. Engle	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Gail A. Sloan Gail A. Sloan	Secretary and Controller (Principal Financial and Accounting Officer)

Thomas H. Adams, Ph.D.	Director

/s/ William E. Engbers William E. Engbers	Director

/s/ Robert A. Fildes Robert A. Fildes, Ph.D.	Director

/s/ Stephen M. Martin Stephen M. Martin	Director

/s/ W. Leigh Thompson W. Leigh Thompson, M.D., Ph.D.	Director

William R. Ringo	Director

EXHIBIT INDEX

Exhibit No.	Description

5	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Ernst & Young LLP, independent auditors.

23.3	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5 hereto)

24	Power of Attorney (contained on signature page hereto)